PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the             day of September, 2018 (the “Effective Date”), by and between MOHR WHITSETT, LLC, a Texas limited liability company, having an address at 14643 Dallas Parkway, Suite 1000, Dallas, Texas 75254 (“Seller”), and CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company, having a principal address at c/o Cantor Fitzgerald, 110 East 59th Street, 6th Floor, New York, New York 10022 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A. Seller owns the real estate located in the City of Lewisville, Denton County, Texas, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon.

B. Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I

DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II

PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2 Purchase Price and Deposit. The total purchase price (“Purchase Price”) for the Property shall be an amount equal to $14,120,000.00, payable by Purchaser, as follows:

2.2.1 Within 2 Business Days following the Effective Date, Purchaser shall deliver to Chicago Title, 5501 LBJ Freeway, Suite 200, Dallas, Texas 75240, Attention: Debby Moore, Telephone: 214-987-6789, Email: debby.moore@cttdallas.com (“Escrow Agent” or “Title Insurer”) an initial deposit (the “Initial Deposit”) of $150,000.00 by wire transfer of immediately available funds (“Good Funds”).

2.2.2 On or before the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of $150,000.00 by wire transfer of Good Funds.

2.2.3 The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. Eastern Time on the Closing Date.

2.3 Escrow Provisions Regarding Deposit.

2.3.1 Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in an interest-bearing FDIC insured bank account and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2 Escrow Agent shall hold the Deposit until the earlier occurrence of (i) a termination of this Contract (or a deemed termination of this Contract) by Purchaser on or before the expiration of the Feasibility Period in accordance with the terms of this Contract, in which event, Escrow Agent is hereby authorized to automatically disburse the entire Deposit and any interest thereon to Purchaser upon written notice to Escrow Agent without any required notice to Seller, (ii) the closing of the transaction contemplated herein, at which time the Deposit shall be applied against the Purchase Price, or (iii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3 Provided that (i) this Contract is not terminated (or deemed terminated) by Purchaser on or before the expiration of the Feasibility Period, and (ii) the transaction contemplated herein does not close in accordance with the terms of this Contract, then, if either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Seller and Purchaser agree that a portion of the Initial Deposit equal to the Independent Contract Consideration has been bargained for as consideration for Seller’s execution and delivery of this Contract and for Purchaser’s right of review, inspection and termination, and is independent of any other consideration or payment provided for in this Contract and, notwithstanding anything to the contrary contained herein, is non-refundable and shall be retained by Seller in all events.

2.3.4 The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5 The parties shall deliver to Escrow Agent an executed copy of this Contract. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3; provided, however, that (a) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution and delivery by Purchaser and Seller, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Contract other than this Section 2.3.

2.3.6 Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Section.

2.3.7 The provisions of this Section 2.3 shall survive the termination of this Contract, and, if not so terminated, the Closing and delivery of the Deed to Purchaser.

ARTICLE III

FEASIBILITY PERIOD

3.1 Feasibility Period. Subject to the terms of Sections 3.3 and 3.4 and the rights of the Tenant under the Lease, during the term of this Contract, Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2 Expiration of Feasibility Period. Purchaser may, for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, terminate this Contract by giving written notice (a “Termination Notice”) to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date which is thirty (30) days after the Effective Date (the “Feasibility Period”). If Purchaser desires to proceed with the transaction contemplated herein, Purchaser may, in Purchaser’s sole and absolute discretion, give written notice (a “Satisfaction Notice”) to that effect to Seller and Escrow Agent prior to the expiration of the Feasibility Period. If Purchaser either delivers a Termination Notice or fails to deliver a Satisfaction Notice prior to the expiration of the Feasibility Period, in either case, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall automatically return the Initial Deposit to Purchaser. If Purchaser delivers a Satisfaction Notice prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit (including both the Initial Deposit and, when delivered in accordance with Section 2.2.2, the Additional Deposit) shall be non-refundable, and Purchaser’s obligation to purchase the Property shall be conditional only as specifically provided in this Contract.

3.3 Conduct of Investigation. Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment. Neither Purchaser nor Purchaser’s Consultants will communicate directly with the Tenant of the Property or any governmental authority with jurisdiction over the Property without the initial prior written approval of Seller and with, at Seller’s option, the accompaniment by Seller or Property Manager, it being understood that Seller will use commercially reasonable efforts to assist Purchaser to schedule at least one interview with the Tenant in connection with Purchaser’s due diligence during the Feasibility Period.

3.4 Purchaser Indemnification.

3.4.1 Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents and Property Manager (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the term of this Contract; provided, however, that in no event shall Purchaser be liable for any Losses arising from the mere discovery of an existing condition at the Property by Purchaser or Purchaser’s Consultants.

3.4.2 Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion. Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise materially adversely affect the Property or Seller’s interest therein. Purchaser shall use reasonable efforts to minimize disruption to the Tenant in connection with Purchaser’s or its Consultants’ activities pursuant to this Section. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III. Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (ii) the expiration of five (5) days after the Effective Date.

3.5 Property Materials.

3.5.1 On or before the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2), Purchaser acknowledges that the documents set forth on Schedule 3.5 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the “Materials”) have either been delivered to Purchaser or made available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site). To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall promptly deliver the same to Purchaser after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2 In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. All Materials are provided for informational purposes only and, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) if this Contract is terminated for any reason. Recognizing that the Materials delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession, but are those that are readily and reasonably available to Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.6 Property Contracts. As of the date of this Contract, Seller represents and warrants that it is not party to any Property Contracts affecting the Property.

ARTICLE IV

TITLE

4.1 Title Documents. Within ten (10) days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment or preliminary title report (“Title Commitment”) to provide a Texas form of owner’s title insurance policy for the Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”). Seller shall be responsible only for payment of the basic premium for the Title Policy. Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2 Survey. Subject to Section 3.5.2, prior to the Effective Date, Seller delivered to Purchaser that certain ALTA/NSPS Land Title Survey for the Property prepared by Bock & Clark dated as of April 12, 2016 (the “Existing Survey”). Purchaser acknowledges and agrees that delivery of the Existing Survey is subject to Section 3.5.2. Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the “Survey”). Purchaser shall be solely responsible for the cost and expense of the preparation of any new or updated survey requested pursuant to the terms of this Section 4.2.

4.3 Objection and Response Process. On or before the date which is fifteen (15) days after the Effective Date (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the “Objections”). If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by in the Title Documents and the Survey other than Must Cure Objections (as hereinafter defined). Within five (5) days after the earlier to occur of (i) the date Seller receives the Objection Notice or (ii) the Objection Deadline (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any; provided, however, that Seller may not disclaim any Must Cure Objections. Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, not to exceed thirty (30) days in the aggregate. If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice other than Must Cure Objections. If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2. If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price. If Seller fails to cure any Objections which Seller agreed to cure in the Response Notice by the Closing Date (as same may be adjourned by Seller pursuant to this Section or as otherwise set forth in this Contract), then Purchaser may, as its exclusive remedy, either (a) accept the Title Documents and Survey without resolution of such Objections without any reduction or abatement of the Purchase Price, or (b) terminate this Contract, in which event the Deposit shall be returned to Purchaser (subject to Purchaser’s obligations under Section 3.5.2). Notwithstanding anything to the contrary stated in this Section 4.3 to the contrary, Seller shall be obligated, at its sole cost and expense, to remove (A) all mortgages and any other monetary liens arising by, through, or under Seller which encumber Seller’s interest in the Property, (B) all judgment liens that are payable solely by Seller, (C) any title encumbrances voluntarily placed on the Property by or through Seller or with Seller’s consent from and after the expiration of the Feasibility Period, (D) all mechanic’s or materialmen’s liens encumbering Seller’s interest in the Property arising by, through, or under Seller, and (E) taxes and assessments for the period of Seller’s ownership of the Property in accordance with the proration provisions of this Contract (the liens and mortgages set forth in clauses (A), (B), (C), (D) and (E), collectively, “Must Cure Objections”).

4.4 Permitted Exceptions. The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1 All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics’ liens , other than those filed by contractors or suppliers engaged by or through the Tenant, (c) Must Cure Objections, (d) the standard exception regarding the rights of parties in possession, which shall be limited to the Tenant under the Lease, and (e) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.4.2 the Lease;

4.4.3 Applicable zoning and governmental regulations and ordinances; and

4.4.4 Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

Notwithstanding anything to the contrary stated in this Contract, Seller shall be responsible for the payment of any fines, penalties and interest thereon as of the Closing Date arising from any violations at the Property that are due to the breach by landlord of its obligations under the Lease.

4.5 Subsequently Disclosed Exceptions. If at any time after the expiration of the Feasibility Period, any update to the Title Commitment discloses any additional item that adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of five (5) days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception; provided, however, that Seller may not disclaim any Must Cure Objections. If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed thirty (30) days in the aggregate. If Seller fails to deliver a notice to Purchaser within three (3) days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either: (a) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (b) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within five (5) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception, but nothing stated herein shall limit Seller’s obligation to cure or otherwise remove any Must Cure Objections. If Seller fails to cure such New Exception by the Closing Date (as may be adjourned), then Purchaser may, as its exclusive remedy, either (a) accept the Title Documents and Survey without resolution of such New Exception without any reduction or abatement of the Purchase Price, or (b) terminate this Contract, in which event the Deposit shall be returned to Purchaser (subject to Purchaser’s obligations under Section 3.5.2).

4.6 Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V

CLOSING

5.1 Closing Date. The Closing shall occur twenty (20) days following the expiration of the Feasibility Period at the time set forth in Section 2.2.3 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2 Seller Closing Deliveries. No later than 1 Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1 Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2 A Bill of Sale in the form attached as Exhibit C.

5.2.3 A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4 An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5 Intentionally Omitted.

5.2.6 Seller’s counterpart signature to the closing statement prepared by the Title Insurer.

5.2.7 A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the removable standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment and any other Objections, Must Cure Objections or New Exceptions that Seller is required or has committed to cure, as applicable, in accordance with this Contract; provided however, that Seller shall not be obligated to provide a title affidavit or an indemnity form addressing the pre-printed exceptions related to the Survey if Purchaser has not provided a new or updated Survey to the Title Company as referenced in Section 4.2.

5.2.8 A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.9 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.10 An updated Rent Roll (as hereinafter defined) effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11 An updated Property Contracts List (as hereinafter defined) effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.12 An estoppel certificate delivered in accordance with Section 8.3 herein originally executed by Tenant.

5.2.13 The Lease and Lease Guaranty with fully-executed original signatures.

5.2.14 All assignable guaranties and warranties which Seller has received in connection with any items that are landlord’s responsibility under the Lease, including but not limited to any and all roof warranties, and Seller shall cooperate with Purchaser at Purchaser’s expense in enforcing any such guaranties and warranties not assignable, which obligation shall survive the Closing.

5.2.15 An executed Post-Closing Escrow Agreement together with the deposit of the Escrow Funds with Escrow Agent in accordance with Section 6.3 herein.

5.3 Purchaser Closing Deliveries. No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1 The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2 Any declaration or other statement which may be required to be submitted to the local assessor.

5.3.3 Purchaser’s counterpart signature to the closing statement prepared by the Title Insurer.

5.3.4 A countersigned counterpart of the General Assignment.

5.3.5 A countersigned counterpart of the Leases Assignment.

5.3.6 Notification letters to Tenant prepared and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to Tenant by Purchaser immediately after Closing.

5.3.7 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.8 A countersigned counterpart of the Post-Closing Escrow Agreement.

5.4 Closing Prorations and Adjustments.

5.4.1 General. All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing. Such adjustments shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit by Purchaser), by increasing or reducing the cash to be paid by Purchaser at Closing. Notwithstanding anything to the contrary contained in this Contract, in no event shall the Seller and Purchaser prorate any items that are paid by the Tenants in accordance with their applicable Leases directly to any third party.

5.4.2 Intentionally Omitted.

5.4.3 Intentionally Omitted.

5.4.4 Intentionally Omitted.

5.4.5 Intentionally Omitted.

5.4.6 Leases.

5.4.6.1 All rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenant under the Lease), income and expenses from any portion of the Property shall be prorated as of the Closing Date. Purchaser shall receive all rent and income attributable to dates from and after the Closing Date. Seller shall receive all rent and income attributable to dates prior to the Closing Date.

5.4.6.2 Intentionally Omitted.

5.4.6.3 Intentionally Omitted.

5.4.6.4 Seller shall be responsible for the payment of all Tenant Inducement Costs (as such term is hereinafter defined) and Leasing Commissions (as such term is hereinafter defined) that are required to be paid as a result of the Lease, or any amendment to the Lease, that was signed by Seller prior to the Effective Date, but expressly excluding each of the following which shall be Purchaser’s responsibility: (i) any refurbishment allowance or similar Tenant Inducement Cost or Leasing Commissions that may become payable pursuant to the express terms of a Lease amendment if Tenant exercises subsequent to the Effective Date a renewal, extension, expansion or similar option thereunder; and (ii) any Leasing Commissions that Purchaser obligates itself to pay to its broker or Tenant’s broker with respect to any such renewal, extension, expansion or similar option. Seller shall have no obligation to Purchaser for the payment of any other Tenant Inducement Costs or Leasing Commissions, including, without limitation, any Tenant Inducement Costs or Leasing Commissions payable with respect to any new Lease amendment entered into after the Effective Date that is approved by Purchaser. If any Leasing Commission or Tenant Inducement Cost the payment of which is Seller’s responsibility, as provided above, has not been paid by Closing, then Purchaser will receive a credit at Closing for the unpaid amount. If before Closing Seller pays any Leasing Commission or Tenant Inducement Cost required to be paid before Closing but the payment of which is Purchaser’s responsibility (such as a Leasing Commission due upon execution of a new Lease after the Effective Date), then Seller will receive a credit from Purchaser at Closing for the amount so paid. For the purposes hereof, “Tenant Inducement Costs” shall mean any out-of-pocket payments required under the Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a tenant inducement, including, without limitation, tenant improvement costs (whether paid by the landlord to the tenant as a cash allowance or incurred by the landlord in the performance of such tenant improvements), lease buyout costs, and moving, design and refurbishment allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear the loss from and after the Closing. The term “Leasing Commissions” shall mean any brokerage commission, fee or other compensation owing in connection with the Lease.

5.4.7 Insurance. Subject to Article XI, Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to the Closing Date (the “Risk of Loss Transfer”), after which time the risk of loss shall pass to Purchaser.

5.4.8 Intentionally Omitted.

5.4.9 Closing Costs. Seller shall pay any transfer, sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, the base premium required to be paid by Purchaser with respect to the Title Policy to the extent required pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent. Purchaser shall pay the premium for any special endorsements to the Title Policy, the premiums for any lender policy of title insurance in connection with any Purchaser financing along with any recording costs or other fees in connection with such financing and one-half of the customary closing costs of the Escrow Agent.

5.4.10 Intentionally Omitted.

5.4.11 Possession. Possession of the Property, subject to the Lease and the Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. To the extent reasonably available to Seller, Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.

5.5 Post Closing Adjustments. Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of sixty (60) days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1 Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1 Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property. This Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2 Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3 There are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property;

6.1.4 Seller has not received any written notice of any material default by Seller under the Lease;

6.1.5 The rent roll attached hereto as Schedule 6.1.5 (the “Rent Roll”) (as updated pursuant to Section 5.2.10) is accurate in all material respects;

6.1.6 Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property;

6.1.7 Seller owns good and marketable legal and beneficial fee simple title to the Property, free and clear of all liens and encumbrances except for the Permitted Exceptions and the Lease;

6.1.8 There are no parties in possession of any portion of the Property except Seller and Tenant under the Lease;

6.1.9 Except for the Lease, there are no leases, licenses, occupancy agreements or other similar agreements affecting the Property or granting any other person or entity the right to occupy or use the Property;

6.1.10 Seller has not granted to any person or entity any option or other right to purchase to the Property and no person or entity has any option or other right to purchase the Property;

6.1.11 Seller has no employees or other personnel employed at the Property;

6.1.12 Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property;

6.1.13 To Seller’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person; and

6.1.14 Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Code or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

6.2 AS-IS. THE PROPERTY IS BEING SOLD IN AN “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE EFFECTIVE DATE AND AS OF CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT, ATTORNEY OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO I) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY; II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ZONING, BUILDING OR DEVELOPMENT CODES); III) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE PROPERTY; IV) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF; OR V) WHETHER THE PROPERTY CONTAINS ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS CONTRACT AND THE EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS CONTRACT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR FULL INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS CONTRACT OR THE EXHIBITS ANNEXED HERETO.

PURCHASER WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES SELLER’S INDEMNIFIED PARTIES OF EACH SELLER FROM ANY AND ALL DEMANDS, CLAIMS (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION IN TORT), LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN (COLLECTIVELY, “CLAIMS”), THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY, THE PHYSICAL CONDITION THEREOF, OR ANY LAW OR REGULATION APPLICABLE

THERETO (INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 6901, ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901, ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251, ET SEQ.), THE SAFE DRINKING WATER ACT (49 U.S.C. SECTION 1801, ET SEQ.), THE HAZARDOUS TRANSPORTATION ACT (42 U.S.C. SECTION 6901, ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTION 2601, ET SEQ.). WITHOUT LIMITING THE FOREGOING, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER SELLER’S INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS, MATTERS ARISING OUT OF LATENT OR PATENT DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS AFFECTING THE PROPERTY. AS PART OF THE PROVISIONS OF THIS SECTION 6.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES AND REGULATIONS. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON OR ABOUT THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL NOT BE THE RESPONSIBILITY OF SELLER.

The provisions of this Section 6.2 shall survive Closing and the delivery of the Deed to Purchaser.

6.3 Survival of Seller’s Representations. Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of nine (9) months (the “Survival Period”). Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has delivered notice to Seller during the Survival Period for breach of any of Seller’s Representations. Under no circumstances shall Seller be liable to Purchaser for more than $300,000.00 in any individual instance or in the aggregate for all representations, warranties, liabilities, covenants, indemnities and/or obligations of Seller under this Contract and/or any documents executed and delivered by Seller in connection with the Closing, including, without limitation, any breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for such matters unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $25,000.00. In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith. To secure the Seller liability contemplated by this Section 6.3, Seller shall deposit a cash amount at Closing in escrow equal to $300,000.00 (the “Escrow Funds”) to be held by Escrow Agent pursuant to the terms of a post-closing escrow agreement in a form reasonably acceptable to Seller and Purchaser (the “Post-Closing Escrow Agreement”), which Post-Closing Escrow Agreement shall state that the Escrow Funds shall be made available to Purchaser on account of any liability with respect to Seller’s Representations contained herein to the extent Purchaser has delivered notice to Escrow Agent on or before the ninetieth (90th) day following the Closing Date, it being understood that if Purchaser fails to deliver such notice within such ninety-day period, Escrow Agent shall disburse the Escrow Funds to Seller; provided, however, that the failure to deliver such notice within such ninety-day period and/or the disbursement of the Escrow Funds to Seller shall not reduce, diminish or otherwise be deemed to reduce or diminish Purchaser’s right to pursue any action against Seller that is otherwise noticed during the Survival Period as otherwise contemplated by this Section 6.3.

6.4 Definition of Seller’s Knowledge. Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the “Designated Representative” of the Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative” shall refer to Rodrigo Godoi and Seller represents and warrants to Purchaser that Designated Representative is an individual with personal knowledge of the Property, Tenant, Lease, management of the Property and the Seller’s representations contained herein.

6.5 Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.5.2 Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract. This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3 No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4 Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5 The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6 Purchaser is not a Prohibited Person.

6.5.7 The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.5.8 (a) Purchaser is not an employee benefit plan as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “Plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); (b) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (c) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; and (d) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.

ARTICLE VII

OPERATION OF THE PROPERTY

7.1 Leases and Property Contracts. From and after the Effective Date, Seller will not enter into new Property Contracts, new leases at the Property or modify or terminate the Lease or Property Contracts except upon five (5) Business Days prior written notice to Purchaser and with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Feasibility Period, but may be withheld in Purchaser’s sole discretion thereafter. The phrase “upon five (5) Business Days prior written notice to Purchaser and with the prior written consent of Purchaser” as used in the above sentence shall mean that Purchaser shall have five (5) Business Days after purchaser receives a true, correct and complete copy of any agreement subject to this Section 7.1 or a summary of the proposed business terms to review and to approve or disapprove in writing such agreement or summary; it being the understanding, however, that Purchaser’s failure to respond in writing within said five (5) Business Day period shall be deemed approval so long as such notice contains a caption in bold capital letters stating that a failure to so respond shall be deemed approval by Purchaser referencing this section of the Contract.

7.2 General Operation of Property. Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property, (b) any requirements of or obligations under the Lease, (c) any requirements of or obligations under any Development Agreement or any Declarations and REAs, or (d) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed prior the expiration of the Feasibility Period, but may be withheld in Purchaser’s sole discretion thereafter.

7.3 Liens. Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property (which in any event will not include any lien created by any Tenant) between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed prior the expiration of the Feasibility Period, but may be withheld in Purchaser’s sole discretion thereafter. Nothing stated herein shall affect Seller’s obligations to remove Must Cure Objections.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1 Purchaser’s Conditions to Closing. Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1 All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2 Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3 Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

8.1.4 Seller shall not be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding; and

8.1.5 Possession of the Property shall be delivered to Purchaser free and clear of all tenancies and other occupancies except for the Lease.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1 and in Section 8.3. If any condition set forth in Sections 8.1.1, 8.1.3, 8.1.4, or 8.1.5 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2. If the condition set forth in Section 8.1.2 is not met, Seller shall not be in default pursuant to Section 10.2 unless Seller shall have knowingly made a material misrepresentation thereunder (in which case, Purchaser may proceed with the exercise of its remedies pursuant to Section 10.2), and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser’s election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2 Seller’s Conditions to Closing. Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1 All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2 Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date; and

8.2.3 Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder.

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.

8.3 Estoppel Certificates. Seller agrees to use commercially reasonable efforts to obtain and deliver to Purchaser an estoppel certificate originally executed by Tenant in substantially the form of Exhibit H attached hereto. If Seller is unable to obtain and deliver a Conforming Tenant Estoppel to Purchaser, at or prior to Closing, after using commercially reasonable efforts, Seller shall not be deemed in default hereunder, however, Purchaser may either (i) extend the Closing Date for a reasonable period to obtain the Conforming Tenant Estoppel, in which event, Seller shall continue to use commercially reasonable efforts to obtain the Conforming Tenant Estoppel, or (ii) terminate this Contract by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liabilities or obligations hereunder except for the Survival Provisions. As used herein, a “Conforming Tenant Estoppel” will mean either (i) an estoppel certificate dated as of a date not earlier than thirty (30) days prior to Closing signed by Tenant and substantially in the form of Exhibit H, with all blanks filled in with information that materially conforms to the information set forth in the Rent Roll and with no material deletions made or material additional information added that is inconsistent with the statements set forth in such form or with the information set forth in such Rent Roll and with no reference to landlord defaults or outstanding landlord obligations; or (ii) an estoppel certificate that is otherwise acceptable to Purchaser. If Seller delivers a signed estoppel certificate to Purchaser for review and Purchaser does not notify Seller that such estoppel certificate is unacceptable by the earlier of (a) five (5) Business Days after delivery thereof, or (b) the Closing Date, then such estoppel certificate will be deemed accepted by Purchaser.

8.4 SNDA. If requested by Purchaser’s lender, Seller shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to Purchaser’s lender prior to the Closing Date; however, Seller’s failure to obtain the same shall not be a default hereunder or a condition to Closing.

ARTICLE IX

BROKERAGE

9.1 Indemnity. Seller represents and warrants to Purchaser that it has dealt only with Stan Johnson Company, 6120 S. Yale Avenue, Suite 300, Tulsa, Oklahoma 74136 (“Broker”) in connection with this Contract. Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2 Broker Commission. If, as and when the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract. Broker shall not be deemed a party or third party beneficiary of this Contract.

ARTICLE X

DEFAULTS AND REMEDIES

10.1 Purchaser Default. If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.3 and close on the purchase of the Property on the Closing Date, then, without the right to cure such default, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than ten (10) days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2 Seller Default. If Seller, prior to the Closing, defaults in its covenants or obligations under this Contract, including to sell the Property as required by this Contract and, other than a failure to tender Seller’s required closing deliveries on the Closing Date, such default continues for more than ten (10) days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $75,000.00 in aggregate, including, without limitation, any (A) costs of inspection, (B) Purchaser’s reasonable attorney’s fees, (C) rate lock costs, (D) breakage costs (and any other cost and expenses incidental to Buyer’s capital markets commitment, if any), and (E) all third party reports (including, without limitation, zoning reports, title reports, environmental reports, and property assessment reports), or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages). Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall Purchaser first shall (i) not otherwise be in default under this Contract; (ii) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Sections 2.2.3 and 5.3; and (ii) file suit therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above. Upon Seller’s written request, Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF

ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI

RISK OF LOSS OR CASUALTY

11.1 Major Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than $250,000.00 or gives Tenant the right to terminate the Lease or abate rent under the Lease (unless such abated rent is reimbursed, in full, to landlord by Tenant’s business interruption insurance), then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten (10) days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser. In the event Purchaser fails to terminate this Contract within the foregoing 10-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2 Minor Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to the Risk of Loss Transfer, and the cost of Repairs is equal to or less than $250,000.00 and Tenant has no right to terminate the Lease or abate rent under the Lease (unless such abated rent is reimbursed, in full, to landlord by Tenant’s business interruption insurance), then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty. In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing. Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3 Closing. In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (a) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (b) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4 Repairs. To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing. To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs.

ARTICLE XII

EMINENT DOMAIN

12.1 Eminent Domain. In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency) or such acquisition or potential acquisition would give Tenant the right to terminate the Lease or abate rent under the Lease (unless such abated rent is reimbursed, in full, to landlord by Tenant’s business interruption insurance), Purchaser, in each instance, shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within ten (10) days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder. If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.

ARTICLE XIII

MISCELLANEOUS

13.1 Binding Effect of Contract. This Contract shall not be binding on either party until executed by both Purchaser and Seller. Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness. Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2 Exhibits and Schedules. All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3 Assignability. Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller. Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than three (3) Business Days prior to the Closing Date. As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity. Any transfer after the date hereof of a majority of the stock, partnership interests, membership interests or other beneficial interests of Purchaser, whether in a single transaction or in a series of transactions, without obtaining the prior written consent of Seller, shall be deemed a prohibited assignment by Purchaser of its interest hereunder, except as provided in the first sentence of this paragraph. No transfer or assignment by Purchaser in violation of the provisions hereof shall be valid or enforceable.

13.4 Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

c/o Cantor Fitzgerald

110 East 59th Street

New York, NY 10022

Attn: Ken Carpenter

Facsimile:___________

kcarpenter@cantor.com

With a copy to:

Cozen O’Connor

277 Park Avenue, 20th Floor

New York, New York 10172

Attn: William Davis, Esq.

Telephone: (212) 883-4947

Facsimile: (212) 986-0604

Email: wdavis@cozen.com

To Seller:

Mohr Whitsett, LLC

14643 Dallas Parkway, Suite 1000

Dallas, Texas 75254

Attention: Rodrigo Godoi

Telephone: 214-273-8640

Facsimile:

Email: rodrigo@mohrcap.com

With a copy to:

Munsch Hardt Kopf & Harr, P.C.

500 N. Akard Street, Suite 3800

Dallas, Texas 75201

Attention: Ian M. Fairchild

Telephone: 214-855-7595

Facsimile: 214-978-5354

Email: ifairchild@munsch.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Chicago Title

5501 LBJ Freeway, Suite 200

Dallas, Texas 75240

Attention: Debby Moore

Telephone: 214-987-6780

Facsimile: 214-570-0210

Email: debby.moore@cttdallas.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7 Governing Law and Venue. The laws of the State of Texas shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8 Entire Agreement. This Contract embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9 Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10 Severability. In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11 Multiple Counterparts/Facsimile Signatures. This Contract may be executed in a number of identical counterparts. This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12 Construction. No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13 Confidentiality. Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, investors, attorneys and accountants. Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants and/or investors, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract. Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

Purchaser shall not disclose to Seller any Third-Party Reports (or any information contained therein) obtained by Purchaser in the course of Purchaser’s inspection of the Property, without Sellers’ prior written authorization, which may be granted or denied in Sellers’ sole and absolute discretion. This obligation shall survive any termination of this Contract and the Closing of the transaction contemplated by this Contract.

Purchaser shall not be liable for any consequential, special or punitive damages in connection with any of the foregoing. Any confidentiality requirements stated hereunder shall not survive Closing.

13.14 Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16 Attorneys’ Fees. In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the substantially prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17 Time Zone/Time Periods. Any reference in this Contract to a specific time shall refer to Central Time. Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18 Like-Kind Exchange Cooperation Clause. Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller. Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the Parties to each other under the Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in the Contract will be extended as a result thereof unless by mutual written agreement of the parties or pursuant to the last sentence of this Section 13.18. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer some or all of the assets under the Contract, and may assign its rights to receive all or a portion of the Purchase Price from Purchaser, to a deferred exchange qualified intermediary (a “QI”) or to an exchange accommodation titleholder (“EAT”), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to the Contract; (iii) Seller shall remain fully liable for its obligations under the Contract as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed, assignment and other appropriate conveyance from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser or to EAT, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Property under the Contract, and may assign its rights to receive the Property from Seller, to a QI or to an EAT, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to the Contract; (iii) Purchaser shall remain fully liable for its obligations under the Contract as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Property by Purchaser or the EAT, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser (or to EAT, as the case may be).

13.19 No Personal Liability of Officers, Trustees or Directors of Seller’s Partners. Purchaser acknowledges that this Contract is entered into by Seller which is a Texas limited liability company, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20 No Exclusive Negotiations. Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Contract, and that Seller shall not enter into any binding contract with a third-party for the sale of the Property unless such contract is contingent on the termination of this Contract without the Property having been conveyed to Purchaser.

13.21 ADA Disclosure. Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA (or any similar state or local law) other than the representation that Seller has not received any written notices of violations as stated herein, and Seller otherwise expressly disclaims any such representations.

13.22 No Recording. Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract. Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

13.23 Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24 Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS CONTRACT.

13.25 Seller Marks. Purchaser agrees that Seller, the Property Manager, or any of their respective affiliates, are the sole owners of all right, title and interest in and to the Seller Marks (or have the right to use such Seller Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the Seller Marks is granted, transferred, assigned or conveyed as a result of this Contract. Purchaser further agrees that Purchaser will not use the Seller Marks for any purpose.

13.26 Non-Solicitation of Employees. Prior to Closing, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.27 Survival. Except for (a) all of the provisions of this Article XIII (other than Sections 13.18 and 13.20); (b) Sections 2.3, 3.3, 3.4, 3.5, 5.4, 5.5, 6.1 (subject to the limitations stated at 6.3), 6.2, 6.3, 6.5, 9.1 and 11.4; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing; and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28 Multiple Purchasers. As used in this Contract, the term “Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.29 State Specific Provisions.

13.29.1 IT IS THE INTENT OF SELLER AND PURCHASER THAT THE RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTION CONTEMPLATED BY THIS CONTRACT SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. ACCORDINGLY, TO THE MAXIMUM EXTENT APPLICABLE AND PERMITTED BY LAW (AND WITHOUT ADMITTING SUCH APPLICABILITY), PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, CHAPTER 17, SUBCHAPTER 3 (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. FOR PURPOSES OF THE WAIVERS SET FORTH IN THIS CONTRACT, PURCHASER HEREBY WARRANTS AND REPRESENTS UNTO SELLER THAT (A) PURCHASER HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED UNDER THIS CONTRACT, (B) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER REGARDING THE TRANSACTIONS CONTEMPLATED UNDER THIS CONTRACT, (C) PURCHASER IS REPRESENTED BY LEGAL COUNSEL THAT IS SEPARATE AND INDEPENDENT OF SELLER AND SELLER’S LEGAL COUNSEL AND (D) PURCHASER HAS CONSULTED WITH PURCHASER’S LEGAL COUNSEL REGARDING THIS CONTRACT PRIOR TO PURCHASER’S EXECUTION OF THIS CONTRACT AND VOLUNTARILY CONSENTS TO THIS WAIVER.

13.29.2 Texas Real Estate License Act. The Texas Real Estate License Act requires written notice to Purchaser from any licensed real estate broker or salesman who is to receive a commission that Purchaser should have an attorney of its own selection examine an abstract of title to the property being acquired or that Purchaser should be furnished with or should obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Purchaser on behalf of the broker(s) identified in Section 9.1 of this Contract, if any.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

MOHR WHITSETT, LLC , a Texas limited liability company

By:	/s/ Robert A. Mohr
Name:	Robert A. Mohr
Title:	Manager

Purchaser:

CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC,
a Delaware limited liability company

By:	/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	CFO

Purchaser’s Tax Identification Number/Social Security Number:

ESCROW AGENT SIGNATURE PAGE

The undersigned executes the Contract to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.3 of the Contract, and hereby establishes                                              , 2018, as the date of opening of escrow and designates                                                   as the escrow number assigned to this escrow.

ESCROW AGENT:

CHICAGO TITLE

By:
Name:
Title:

FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

THIS FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT (this “First Amendment”), effective as of October 10, 2018, is made by and between MOHR WHITSETT, LLC, a Texas limited liability company, having an address at 14643 Dallas Parkway, Suite 1000, Dallas, Texas 75254 (“Seller”), and CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company, having an address at c/o Cantor Fitzgerald, 110 East 59th Street, 6th Floor, New York, New York 10022 (“Buyer”).

Recitals

A. Seller and Buyer entered into that certain Purchase and Sale Contract, made as of September 10, 2018 (the “Agreement”), by which Seller agreed to sell, and Buyer agreed to purchase, certain real property located at 651 E. Corporate Blvd., Lewisville, Texas 75057 as more particularly described in the Agreement.

B. Seller and Buyer now wish to modify the terms of the Agreement, as set forth in this First Amendment.

NOW, THEREFORE, for and in consideration of the foregoing recitals, which are incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows, intending to be legally bound:

1. Defined Terms. Capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to such terms in the Agreement.

2. Due Diligence Period. The first sentence of Section 3.2 of the Agreement is hereby deleted and the following sentence is hereby inserted in its place:

“Purchaser may, for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, terminate this Contract by giving written notice (a “Termination Notice”) to that effect to Seller and Escrow Agent no later than 5:00 PM on October 19, 2018 (the “Feasibility Period”).”

3. Closing Date. Section 5.1 of the Agreement is hereby deleted and the following sentence is hereby inserted in its place:

“5.1 Closing Date. The Closing shall occur on October 30, 2018, at the time set forth in Section 2.2.3 (the “Closing Date”) through an escrow with the Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.”

4. Miscellaneous. Except as expressly modified herein, the Agreement remains in full force and effect, and Buyer and Seller ratify and affirm the Agreement as modified herein. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same instrument. Any e-mailed, scanned or otherwise electronically transmitted copy of any party’s signature to this First Amendment shall be valid and enforceable as if it were an original. If a provision of this First Amendment conflicts with a provision of the Agreement, this First Amendment shall supersede and control.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date and year first above written.

SELLER:

MOHR WHITSETT, LLC, a Texas limited liability company

By:	/s/ Robert A. Mohr

Name: Robert A. Mohr
Title: Manager

BUYER:

CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Steven Bisgay

Name: Steven Bisgay
Title: CFO

[First Amendment to Purchase and Sale Contract]

SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT

THIS SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT (this “Second Amendment”), effective as of October 19, 2018, is made by and between MOHR WHITSETT, LLC, a Texas limited liability company, having an address at 14643 Dallas Parkway, Suite 1000, Dallas, Texas 75254 (“Seller”), and CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company, having an address at c/o Cantor Fitzgerald, 110 East 59th Street, 6th Floor, New York, New York 10022 (“Purchaser”).

Recitals

A. Seller and Purchaser entered into that certain Purchase and Sale Contract, made as of September 10, 2018, as amended by that certain First Amendment to Purchase and Sale Contract dated as of October 10, 2018 (collectively, the “Agreement”), by which Seller agreed to sell, and Purchaser agreed to purchase, certain real property located at 651 E. Corporate Blvd., Lewisville, Texas 75057 as more particularly described in the Agreement.

B. Seller and Purchaser now wish to modify the terms of the Agreement, as set forth in this Second Amendment.

NOW, THEREFORE, for and in consideration of the foregoing recitals, which are incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows, intending to be legally bound:

1. Defined Terms. Capitalized terms used in this Second Amendment and not defined herein shall have the meanings ascribed to such terms in the Agreement.

2. Satisfaction Notice. This Second Amendment shall serve as Purchaser’s Satisfaction Notice pursuant to the terms set forth in Section 3.2 of the Agreement.

3. Closing Date. Section 5.1 of the Agreement is hereby deleted and the following sentence is hereby inserted in its place:

“5.1 Closing Date. The Closing shall occur three (3) Business Days after the satisfaction of Purchaser’s closing conditions set forth in Section 8.1 hereof, as confirmed by written notice from Purchaser to Seller; provided, however, that in no event shall Closing occur prior to October 30, 2018, or later than November 30, 2018. Closing shall occur through escrow with the Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

4. Purchaser’s Conditions to Closing.

(a) The word “and” at the end of Section 8.1.4 of the Agreement is hereby deleted and the following provisions are hereby added to the Agreement as Sections 8.1.6 and 8.1.7:

“8.1.6 Seller shall have delivered to Purchaser an estoppel certificate originally executed by Hoya Corporation, a Japanese corporation, in the form attached hereto as Exhibit I; and

8.1.7 Seller shall have delivered to Purchaser an estoppel certificate originally executed by Waters’ Ridge Association, Inc., a Texas not-for-profit corporation, in the form attached hereto as Exhibit J, without exceptions.”

(b) The last sentence of the last paragraph of Section 8.1 of the Agreement is hereby deleted and the following sentence is hereby inserted in its place:

“If the conditions set forth in Sections 8.1.2, 8.1.6 or 8.1.7 are not met, Seller shall not be in default under Section 10.2, unless, in the case of a failure to meet the condition set forth in Section 8.1.2, Seller shall have knowingly made a material misrepresentation thereunder (in which case, Purchaser may proceed with the exercise of its remedies pursuant to Section 10.2), and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser’s election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to closing on the Closing Date with no offset or deduction from the Purchase Price.”

5. Miscellaneous. Except as expressly modified herein, the Agreement remains in full force and effect, and Purchaser and Seller ratify and affirm the Agreement as modified herein. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same instrument. Any e-mailed, scanned or otherwise electronically transmitted copy of any party’s signature to this Second Amendment shall be valid and enforceable as if it were an original. If a provision of this Second Amendment conflicts with a provision of the Agreement, this Second Amendment shall supersede and control.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the date and year first above written.

SELLER:

MOHR WHITSETT, LLC,
a Texas limited liability company

By:	/s/ Robert A. Mohr

Name:	Robert A. Mohr
Title:	Manager

PURCHASER:

CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC , a Delaware limited liability company

By:	/s/ Steven Bisgay

Name:	Steven Bisgay
Title:	CFO

[Second Amendment to Purchase and Sale Contract]